EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of

BT Brands, Inc. and Subsidiaries:

We consent to the use in this Registration Statement on Amendment 5 to Form S-1 of our report dated March 10, 2021, relating to the consolidated financial statements of BT Brands, Inc. and Subsidiaries appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

Minneapolis, Minnesota

November 8, 2021

7500 Flying Cloud Drive Suite 800 Minneapolis, MN 55344 (t) 952.893.9320     |     2180 Immokalee Road  Suite 308  Naples, FL 34110

(t) 239.325.1100

BoulayGroup.com

Member of Prime Global, An Association of Independent Accounting Firms